Aames 2001-1

Mortgage Pass-Through Certificates

Collateral Report for April 25, 2001 Distribution
Collateral Report

COLLATERAL	GROUP 2	GROUP 1	TOTAL
Loan Count:
Original	378	1643	2021
Prior	-	-	-
Prefunding	-	-	-
Scheduled Paid Offs	-	-	-
Full Voluntary Prepayments	-	(3)	(3)
Repurchases	-	-	-
Liquidations	-	-	-
Current	378	1,640	2,018

Principal Balance:
Original	31,232,982.10	118,767,803.01	150,000,785.11
Prior	-	-	-
Prefunding	-	-	-
Scheduled Principal	(17,727.83)	(56,996.28)	(74,724.11)
Partial and Full Voluntary Prepayments	-	(125,569.95)	(125,569.95)
Repurchases	-	-	-
Liquidations	-	-	-
Current	31,215,254.27	118,585,236.78	149,800,491.05

PREFUNDING	GROUP 2	GROUP 1	TOTAL
SPACE INTENTIONALLY LEFT BLANK

Current Prin Balance by Groups (in millions of dollars)

Total Current Principal Balance (in millions of dollars)

Page 12 of 27	© COPYRIGHT 2001 Deutsche Bank

Aames 2001-1

Mortgage Pass-Through Certificates

Collateral Report for April 25, 2001 Distribution
Collateral Report

CHARACTERISTICS	GROUP 2	GROUP 1	TOTAL

Weighted Average Coupon Original	10.656586%	10.827808%	10.792156%
Weighted Average Coupon Prior
Weighted Average Coupon Current	10.656586%	10.827808%	10.792156%
Weighted Average Months to Maturity Original	334	333	333
Weighted Average Months to Maturity Prior	-	-	-
Weighted Average Months to Maturity Current	334	333	333
Weighted Avg Remaining Amortization Term Original	334	332	333
Weighted Avg Remaining Amortization Term Prior	-	-	-
Weighted Avg Remaining Amortization Term Current	334	332	333
Weighted Average Seasoning Original	2.04	1.98	1.99
Weighted Average Seasoning Prior	-	-	-
Weighted Average Seasoning Current	2.04	1.98	1.99

Note: Original information refers to deal issue.

WAC by Groups

Total WAC

WARAT by Groups

Total WARAT

Note: Dates correspond to distribution dates.
Page 13 of 27	© COPYRIGHT 2001 Deutsche Bank

Aames 2001-1

Mortgage Pass-Through Certificates

Collateral Report for April 25, 2001 Distribution
Collateral Report
ARM CHARACTERISTICS	GROUP 2	GROUP 1	TOTAL

Weighted Average Margin Original	0.588%	0.548%
Weighted Average Margin Prior
Weighted Average Margin Current	0.588%	0.548%
Weighted Average Max Rate Original	1.463%	1.378%
Weighted Average Max Rate Prior
Weighted Average Max Rate Current	1.463%	1.378%
Weighted Average Min Rate Original	0.939%	0.877%
Weighted Average Min Rate Prior
Weighted Average Min Rate Current	0.939%	0.877%
Weighted Average Cap Up Original	0.087%	0.084%
Weighted Average Cap Up Prior
Weighted Average Cap Up Current	0.087%	0.084%
Weighted Average Cap Down Original	0.087%	0.084%
Weighted Average Cap Down Prior
Weighted Average Cap Down Current	0.087%	0.084%

Note: Original information refers to deal issue.

SERVICING FEES / ADVANCES	GROUP 2	GROUP 1	TOTAL

Current Servicing Fees	3,263.70	11,887.10	15,150.80
Delinquent Servicing Fees	9,750.05	37,599.49	47,349.54
Trustee Fees	390.41	1,484.60	1,875.01
TOTAL SERVICING FEES	13,404.16	50,971.19	64,375.35

Total Servicing Fees	13,404.16	50,971.19	64,375.35
Compensating Month End Interest	0.00	194.03	194.03
Delinquent Servicing Fees	(9,750.05)	(37,599.49)	(47,349.54)
COLLECTED SERVICING FEES	3,654.11	13,565.73	17,219.84
Prepayment Interest Shortfall	0.00	194.03	194.03
Total Advanced Interest	197,466.53	775,110.58	972,577.11

ADDITIONAL COLLATERAL INFORMATION	GROUP 2	GROUP 1	TOTAL

Net Rate	10.091027%	10.234985%	10.204987%

Page 14 of 27	© COPYRIGHT 2001 Deutsche Bank